EXHIBIT 10.1

CONFORMED COPY

AGREEMENT

DATED 22ND FEBRUARY, 2005

£170,000,000

CREDIT FACILITY

FOR

CENTEX DEVELOPMENT FUNDING COMPANY UK LIMITED

ARRANGED BY

THE ROYAL BANK OF
SCOTLAND PLC

AND

LLOYDS TSB BANK PLC

ALLEN & OVERY
ALLEN & OVERY LLP
LONDON

Schedules

1.	Original Parties	69
2.	Conditions precedent documents	70
3.	Form of Request	72
4.	Calculation of the Mandatory Cost	73
5.	Form of Transfer Certificate	76
6.	Existing Security	78
7.	Form of Compliance Certificate	79

Signatories		83

THIS AGREEMENT is dated 22nd February, 2005

BETWEEN:

(1)	CENTEX DEVELOPMENT FUNDING COMPANY UK LIMITED (incorporated in England and Wales with registered number 4167358) as borrower (the Borrower);

(2)	CENTEX CORPORATION (a company incorporated in Nevada, U.S.) as guarantor (the Guarantor);

(3)	THE ROYAL BANK OF SCOTLAND PLC as book-runner (in this capacity the Book-runner);

(4)	THE ROYAL BANK OF SCOTLAND PLC and LLOYDS TSB BANK PLC as joint mandated lead arrangers (in this capacity, each a Joint Mandated Lead Arranger);

(5)	THE FINANCIAL INSTITUTIONS listed in the Schedule 1 (Original Parties) as original lenders (the Original Lenders); and

(6)	THE ROYAL BANK OF SCOTLAND PLC as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Administrative Party means the Joint Mandated Lead Arrangers or the Facility Agent.

Affiliate of any person means any other person who directly or indirectly controls, or is controlled by, or is under common control with, such person, and, for the purposes of this definition only, control, controlled by, and under common control with means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract, or otherwise).

Anti–Terrorism Law means any U.S. State or Federal law relating to terrorism, money considering or any related seizure, forfeiture or confiscation of assets including:

(a)	Executive Order No. 13224 of 23rd September, 2001 – Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism (the Executive Order);

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the USA Patriot Act); and

(c)	the Money Laundering Control Act of 1986, Public Law 99-570.

Availability Period means the period from and including the date of this Agreement to and including the date which falls one month before the Final Maturity Date.

Borrower Change of Control means any event or series of events by which the Guarantor ceases to control the Borrower. For this purpose control has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 24.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

Capitalised Lease Obligations means all obligations under any capital lease or sublease which should be capitalised on a balance sheet in accordance with accounting principles and practices generally accepted in the jurisdiction of the Guarantor.

Code means the United States Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Commitments and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 7 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Consolidated Adjusted Net Income means consolidated net earnings (after income taxes and without deduction for losses) of the Group but excluding:

(a)	gains from extraordinary items; and

(b)	any aggregate net gain arising from the sale, exchange or other disposal of capital assets by the Guarantor and its Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities (other than securities sold in the ordinary course of business)).

Consolidated Debt Outstanding means:

(a)	all Financial Indebtedness of the Guarantor and each of its Restricted Subsidiaries; less

(b)	Excess Cash not subject to any Security Interest or other restrictions not inherent in the particular investment or obligation,

provided that, for the purposes of Clause 18.5 (Recourse Debt of Unrestricted Subsidiaries), Consolidated Debt Outstanding means, as of the date of determination,

all Financial Indebtedness of the Guarantor and each of its Restricted Subsidiaries, on a consolidated basis.

Consolidated EBITDA means the EBITDA of the Guarantor and the Restricted Subsidiaries, on a consolidated basis.

Consolidated Interest Expense means the Interest Expense of the Guarantor and the Restricted Subsidiaries, on a consolidated basis.

Consolidated Tangible Net Worth means the Tangible Net Worth of the Guarantor and its Subsidiaries (other than any Excluded Subsidiary), on a consolidated basis.

Contingent Obligations means:

(a)	any obligations guaranteeing any Financial Indebtedness, leases, dividends, or other obligations of any person in any manner, whether directly or indirectly; and

(b)	any other obligation, whether or not contingent, pursuant to which any person is liable under or with respect to the obligations of another person,

in each case that would be included in a balance sheet (or disclosed and assigned a monetary value in the footnotes thereto) properly prepared in accordance with accounting principles and practices generally accepted in the jurisdiction of the relevant person.

Cumulative Consolidated Net Income means the sum of Quarterly Consolidated Net Income for the financial quarter ended 30th June, 2004 and for each succeeding financial quarter during the term of this Agreement.

Default means:

(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Deferred Purchase Agreement means an agreement for the purchase of freehold or leasehold land in the U.K. by a member of the Group under which payment of the purchase price is deferred for a period of time after legal and beneficial title to that land has been transferred to the relevant member of the Group.

EBITDA means, with respect to any period, an amount equal to:

(a)	consolidated net income for such period; less

(b)	the sum of:

(i)	income tax credits;

(ii)	interest income;

(iii)	gains from extraordinary items for such period;

(iv)	any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities (other than securities sold in the ordinary course of business)), in each case to the extent included in the calculation of consolidated net income for such period; less

(c)	any cash payments made in respect of any item of extraordinary loss accrued during a prior period and added back to EBITDA in such prior period; plus

(d)	the sum of:

(i)	any provision for income taxes;

(ii)	Interest Expense;

(iii)	the amount of depreciation and amortisation for such period;

(iv)	the amount of any deduction to consolidated net income as a result of any stock option expense;

(v)	the amount of any item of extraordinary loss not paid in cash in such period; and

(vi)	the absolute value of any aggregate net loss during such period arising from the sale, exchange or other disposal of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities (other than securities sold in the ordinary course of business)), in each case to the extent included in the calculation of consolidated net income for such period.

Environment means all or any of the following media: the air, water (including, without limitation, ground and surface water) and land.

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(a)	a breach, or alleged breach, of an Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

Environmental Law means any law or regulation concerning:

(a)	the protection of health and safety;

(b)	the environment; or

(c)	any emission or substance which is capable of causing harm to any living organism or the environment.

Equity Issuance means the issue or sale by the Guarantor or any Restricted Subsidiary of any Stock other than present and future Stock issued to the Guarantor or any of its Subsidiaries or employees, directors or consultants of any of the Guarantor or any of its Subsidiaries.

ERISA means the U.S. Employee Retirement Income Security Act of 1974 and any rule or regulation issued thereunder from time to time in effect.

ERISA Affiliate means any company, trade or business (whether or not incorporated) which, for the purposes of Title IV of ERISA, is a member of the Guarantor’s controlled group or which is under common control with the Guarantor within the meaning of Section 414(b), (c), (m) or (o) of the code.

Event of Default means an event specified as such in Clause 20 (Default).

Excess Cash means, in respect of the Guarantor and each of its Restricted Subsidiaries:

(a)	all cash; plus

(b)	time deposits with, and certificates of deposit, bank notes and bankers’ acceptances issued by any Lender or any lender under the Guarantor’s Facility Agreement or any U.S. domestic bank, savings bank or savings and loan association having capital, surplus and undivided profits aggregating at least U.S.$1,000,000,000; plus

(c)	investments in direct obligations of the U.S. or any agency, government-sponsored enterprise or instrumentality thereof, or obligations fully guaranteed by the U.S. or any agency, government-sponsored enterprise or instrumentality thereof provided that such obligations mature within one (1) year of the date of acquisition thereof; plus

(d)	investments in commercial paper rated (at the time of purchase) in one of the two highest short-term rating categories by two (2) or more recognised credit rating agencies and maturing not more than two hundred and seventy (270) days from the date of creation thereof; plus

(e)	repurchase agreements involving any of the obligations described in paragraphs (b), (c) and (d) above so long as the other party to the repurchase agreement has short-term unsecured debt obligations or short-term deposits rated (at the time of purchase) in the highest grade by two (2) or more recognised credit rating agencies; plus

(f)	investments in direct obligations of any money-market fund or other similar investment company that is rated “AAAm” or “AAAm-G” by S&P and “Aaa” by Moody’s or whose investments consist, directly or indirectly, primarily of short-term money market securities, which may include obligations described in the foregoing paragraphs of this definition; minus

(g)	$15,000,000 or its equivalent,

PROVIDED THAT in no event shall Excess Cash be less than zero.

Excluded Subsidiary means any Unrestricted Subsidiary in relation to which a default or event of default under any Financial Indebtedness in excess of U.S.$25,000,000 (or its equivalent) at any time has occurred and is continuing.

Existing Indebtedness means the Financial Indebtedness of the Borrower existing at the date of this Agreement including under:

(a)	a £100,000,000 credit agreement dated 30th March, 2001 (as amended) between (amongst others) the Borrower and the Facility Agent; and

(b)	a £20,000,000 credit agreement dated 31st March, 2004 between National Westminster Bank plc and the Borrower.

Facility means the credit facility made available under this Agreement.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Borrower setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the date which falls three years after the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Certificate; or

(d)	any other document designated as such by the Facility Agent and the Borrower.

Finance Party means a Lender or an Administrative Party.

Financial Hedge means a swap, collar, floor, cap or other contract which is intended to reduce or eliminate the risk of fluctuations in interest rates.

Financial Indebtedness means (without duplication) for any person (the Debtor):

(a)	all liabilities, obligations and indebtedness for monies borrowed;

(b)	all liabilities, obligations and indebtedness which is evidenced by bonds, notes, debentures or other similar instruments;

(c)	all Capitalised Lease Obligations:

(d)	all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and obligations under any title retention agreements (but excluding trade accounts payable arising in the ordinary course of business that are not overdue for more than ninety (90) days);

(e)	all Contingent Obligations;

(f)	all obligations of the type referred to in paragraphs (a) and (b) above of other persons secured by any Security Interest on any property or asset of the Debtor (whether or not such obligation is assumed by the Debtor);

(g)	the face amount of all letters of credit and banker’s acceptances and (without duplication) all drafts drawn and unpaid thereunder;

(h)	all Stock subject to repurchase or redemption (other than where such option to repurchase or redeem such Stock is at the sole option of the Debtor);

(i)	all obligations to purchase Stock (or other property) which arise out of or in connection with the sale of the same or substantially similar Stock (or other property); and

(j)	net obligations arising under Financial Hedges (as determined in accordance with accounting principles and practices generally accepted in the jurisdiction of the relevant Obligor).

Group means the Guarantor and its Subsidiaries.

Guarantor Change of Control means any event or series of events by which:

(a)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act 1934, but excluding any employee benefit plan of the Guarantor or its Subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the U.S. Securities Exchange Act 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or Group has the right to acquire (an Option Right), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty per cent. (50%) or more of the equity securities of the Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any Option Right);

(b)	during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Guarantor cease to be composed of individuals:

(i)	who were members of that board or equivalent governing body on the first day of such period;

(ii)	whose election or nomination to that board or equivalent governing body was approved by individuals referred to in paragraph (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(iii)	whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding in the case of both paragraph (ii) and this paragraph (iii) any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

Guarantor’s Facility Agreement means the U.S.$800,000,000 Credit Agreement for Centex Corporation dated 16th July, 2004 (as amended, supplemented or replaced from time to time) with Banc of America, N.A. as Administrative Agent.

Hazardous Material means “hazardous substance”, “pollutant or contaminant”, and “petroleum” and “natural gas liquids” as those terms are defined or used in Section 101 of the U.S. Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 96.01 et seq.), as amended or supplemented from time to time, and any other substances regulated because of their effect or potential effect on public health and the Environment including PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, petroleum distillates, medical waste and infectious materials.

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return under a Finance Document or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Interest Coverage Ratio means the ratio of:

(a)	Consolidated EBITDA plus the net income of each Unrestricted Subsidiary that is earned and eligible for distribution,

to

(b)	Consolidated Interest Expense,

in each case for the most recent four (4) financial quarters ending on or prior to the date of determination.

Interest Expense means, for any entity, the aggregate amount of all interest (including facility and utilisation fees) on all Financial Indebtedness of such entity, whether paid in cash or accrued as a liability and payable in cash during such period including:

(a)	imputed interest on Capitalised Lease Obligations;

(b)	the amortisation of any original issue discount on any Financial Indebtedness;

(c)	the interest portion of any deferred payment obligations;

(d)	all commissions, discounts, and other fees and charges owed with respect to letters of credit or banker’s acceptance financing;

(e)	net interest costs associated with Financial Hedges;

(f)	the interest component of any Financial Indebtedness that is guaranteed or secured by such entity and all cash premiums for the repayment, redemption or repurchase of Financial Indebtedness.

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

Leverage Ratio means, as at the last day of any financial quarter of the Guarantor, the ratio of:

(a)	Consolidated Debt Outstanding on such date minus Subordinated Debt in an amount not to exceed U.S.$200,000,000; to

(b)	the sum of:

(i)	Consolidated Debt Outstanding on such date; plus

(ii)	Consolidated Tangible Net Worth on such date.

LIBOR means for a Term of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means 0.55 per cent. per annum.

Material Adverse Effect means any set of circumstances or events which, individually or collectively, could reasonably be expected to result in any:

(a)	material impairment of the ability of an Obligor to perform its payment or other material obligations under the Finance Documents;

(b)	material and adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Group (taken as a whole);

(c)	material and adverse effect on the validity or enforceability of any Finance Document or the rights of any Finance Party thereunder; or

(d)	Default.

The term Material Adverse Effect is used in this Agreement to qualify certain of the representations, warranties and covenants contained herein, but is not, in and of itself, a condition precedent to any borrowing under this Agreement or an independent representation, covenant or Event of Default.

Maturity Date means the last day of the Term of a Loan.

Moody’s means Moody’s Investors Service, Inc.

Moody’s Rating means the most recently-announced rating of Moody’s assigned to any class of long-term senior, unsecured debt securities issued by the Guarantor in respect of which no letter of credit or guarantee is in place, regardless of whether all or any part of such securities have been issued at the time such rating was issued.

Multi-employer Plan means a “Multi-employer plan” as defined in section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which the Guarantor or any of its ERISA Affiliates is making, or has made, or is accruing, or has accrued an obligation to contribute.

Net Proceeds means, with respect to any Equity Issuance by the Guarantor or any Restricted Subsidiary, the amount of cash received by such person in connection with such transaction after deducting therefrom the aggregate, without duplication, of the following amounts to the extent properly attributable to such transaction:

(a)	reasonable brokerage commissions, legal fees, finder’s fees, financial advisory fees, accounting fees, underwriting fees, investment banking fees and other similar commissions and fees (and expenses and disbursements of any of the foregoing);

(b)	printing and related expenses and filing, recording or registration fees or charges or similar fees or charges paid by such entity; and

(c)	taxes paid or payable by such entity to any governmental authority as a result of the transaction.

Obligor means the Guarantor or the Borrower.

Original Financial Statements means:

(a)	(in respect of the Guarantor) the audited consolidated financial statements of the Guarantor for the year ended 31st March, 2004; and

(b)	(in respect of the Borrower) the audited consolidated financial statements of the Borrower for the year ended 31st March, 2004.

Party means a party to this Agreement.

PBGC means the Pension Benefit Guaranty Corporation.

Plan means an “employee pension benefit plan” covered by Title IV of ERISA and established or maintained by the Guarantor or any of its ERISA Affiliates, but not including any Multi-Employer Plan.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if there is no Loan outstanding on such date and the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

Quarterly Consolidated Net Income means, in respect of any financial quarter of the Guarantor, Consolidated Adjusted Net Income for that quarter, provided that if Consolidated Adjusted Net Income for any quarter is less than 0, then Quarterly Consolidated Adjusted Net Income for such quarter shall be 0.

Rate Fixing Day means the first day of a Term or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Recourse Debt means all Financial Indebtedness of each Unrestricted Subsidiary in respect of which the Guarantor or any Restricted Subsidiary has indebtedness, whether as a guarantor or otherwise.

Reference Banks means the Facility Agent, Lloyds TSB Bank PLC, JPMorgan Chase Bank, N.A., BNP Paribas, London Branch and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including air, groundwater, surface water, soil, other environmental media or natural resources).

Repeating Representations means the representations which are deemed to be repeated under Clause 16.23 (Times for making representations).

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued under that section with respect to a Plan, excluding events for which the notice requirement is waived under applicable PBGC regulations other than those events described in Sections 2615.11, 2615.15 and 2615.19 of such regulations, including each such provisions as it may subsequently be renumbered.

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Reservations means the time barring of claims under any limitation acts (or any other applicable laws or regulations having a similar effect), the possibility that an undertaking to assume liability for or to indemnify against non-payment of stamp duty may be void, the possibility that a provision relating to capitalisation of interest may be void under the laws of some jurisdictions and defences of set-off, counterclaim or similar principles.

Responsible Officer means the chairman, vice chairman, president, chief executive officer, chief financial officer, executive vice president, senior vice president, treasurer or any other officer designated from time to time by the Board of Directors or Executive Committee and who is acceptable to the Facility Agent.

Restricted Party means any individual or entity:

(a)	listed in the Annex to the Executive Order or is otherwise subject to the provisions of the Executive Order;

(b)	listed on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control (OFAC) of the United States Department of the Treasury, as updated or amended from time to time, or any similar list issued by OFAC; or

(c)	whose property has been blocked, or is subject to seizure, forfeiture or confiscation, by any order relating to terrorism or money laundering issued by the President, Attorney General, Secretary of State, Secretary of Defense, Secretary of the Treasury or any other U.S. State or Federal governmental official or entity.

Restricted Subsidiary means each of the Guarantor’s Subsidiaries, other than the Unrestricted Subsidiaries.

Rollover Loan means one or more Loans:

(a)	to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan; and

(c)	to be made for the purpose of refinancing a maturing Loan.

Screen Rate means the British Bankers Association Interest Settlement Rate, for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Borrower and the Lenders) may specify another page or service displaying the appropriate rate.

Security Interest means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind and any other right of or arrangement with any creditor (other than under or relating to subordination or other intercreditor arrangements) to have its claim satisfied out of any property or other assets, or the proceeds therefrom, prior to the general creditors of the owners thereof.

Solvent means:

(a)	in respect of the Guarantor, that:

(i)	the aggregate fair market value of its assets exceeds its liabilities (whether contingent, subordinated, unmatured, unliquidated or otherwise);

(ii)	it has sufficient cash flow to enable it to pay its Financial Indebtedness as it matures; and

(iii)	its does not have unreasonably small capital to conduct it’s business;

(b)	in respect of the Borrower, that none of the events listed in Clause 20.6 (Insolvency) has occurred.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

S&P Rating means the most recently-announced rating of S&P assigned to any class of long-term senior, unsecured debt securities issued by the Guarantor in respect of which no letter of credit or guarantee is in place regardless of whether all or any part of such securities has been issued at the time such rating was issued.

Stock means all shares, options, warrants, general or limited partnership interests, membership interests or other ownership interests (regardless of how designated) of or in a corporation, partnership, limited liability company, trust or other entity, whether voting or non-voting, including common stock, preferred stock, or any similar “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the U.S. Securities Exchange Act 1934, as amended).

Subordinated Debt means any Financial Indebtedness of the Guarantor which:

(a)	is subordinated to its obligations under this Agreement or under the Guarantor’s Facility Agreement on terms including customary provisions regarding payment blockage, payover, standstill and voting rights, and notices;

(b)	is not considered a “current liability” in accordance with the accounting principles and practices generally accepted in the Guarantor’s jurisdiction of incorporation; and

(c)	requires no payments of principal until its maturity.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Tangible Net Worth means, for any person, the consolidated (if that person has Subsidiaries) shareholders’ equity of the relevant person less:

(a)	all intangibles determined in accordance with accounting principles and practices generally accepted in the jurisdiction of incorporation of that person (including, without limitation, goodwill and deferred or capitalised acquisition costs);

(b)	unamortized Financial Indebtedness discount and expense;

(c)	any non-cash gain (or plus any non-cash loss, as applicable) resulting from any mark-to-market adjustments made directly to consolidated shareholders’ equity as a result of fluctuations in the value of financial instruments owned by the Guarantor or its Subsidiaries as mandated under FAS 133; and

(d)	all reserves (except contingency reserves not allocated to specific purposes and not deducted from assets, which are properly treated as appropriations of surplus or retained earnings) and any write-up in book value of assets resulting from a revaluation of such asset subsequent to 31st March, 2004.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Borrower.

U.K. means the United Kingdom.

United States or U.S. means the United States of America.

Unrestricted Subsidiary means, at any time, a Subsidiary of the Guarantor which is at that time (or was immediately prior to the repayment, cancellation or expiry of the Guarantor’s Facility Agreement) an Unrestricted Subsidiary under the Guarantor’s Facility Agreement.

Utilisation Date means each date on which the Facility is utilised.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xv)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

2.	FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Loans

Each Loan may only be used for:

(a)	the lawful corporate purposes of the Group; and

(b)	the repayment of Existing Indebtedness.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Borrower and the Lenders that it has received all of the documents and evidence set out in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the Loan.

4.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than 15 Loans outstanding.

5.	UTILISATION

5.1	Giving of Requests

(a)	The Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan requested is:

(i)	a minimum of £2,000,000 and an integral multiple of £1,000,000;

(ii)	the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent may agree; and

(c)	the proposed Term complies with this Agreement.

Only one Loan may be requested in a Request.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loans would exceed its Commitment; or

(ii)	the Loans would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the Borrower through its Facility Office on the Utilisation Date.

6.	REPAYMENT

(a)	The Borrower must repay each Loan made to it in full on its Maturity Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above or otherwise voluntarily prepaid pursuant to Clause 7.2 (Voluntary prepayment), may be re-borrowed.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment - illegality

(a)	A Lender must notify the Borrower promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must repay or prepay the share of that Lender in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier that the last day of any applicable grace period allowed by law.

7.2	Voluntary prepayment

(a)	The Borrower may, by giving not less than three (3) Business Days’ prior notice to the Facility Agent, prepay any Loan made to it at any time in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount of £1,000,000 and an integral multiple of £1,000,000.

7.3	Automatic cancellation

The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

7.4	Voluntary cancellation

(a)	The Borrower may, by giving not less than five (5) Business Days’ prior written notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of £5,000,000 and an integral multiple of £1,000,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

7.5	Involuntary prepayment and cancellation

(a)	If an Obligor is, or will be, required to pay to a Lender:

(i)	a Tax Payment;

(ii)	an Increased Cost; or

(iii)	any amount under paragraph 3 of Schedule 4 (Calculation of the Mandatory Cost),

the Borrower may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the Term for that Loan; or

(ii)	if earlier, the date specified by the Borrower in notification.

7.6	Re-borrowing of Loans

Any voluntary prepayment of a Loan may be re-borrowed on the terms of this Agreement. Any mandatory or involuntary prepayment of a Loan may not be re-borrowed.

7.7	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost.

8.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

8.3	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.	TERMS

9.1	Selection

(a)	Each Loan has one Term only.

(b)	The Borrower must select the Term for a Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Term for a Loan will be one, two, three or six months or any other period (not greater than twelve months) agreed by the Borrower and the Lenders.

9.2	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

9.3	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

10.	MARKET DISRUPTION

10.1	Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (London time) on a Rate Fixing Day, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	LIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (London time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Borrower and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

10.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Borrower so requires the Borrower and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

11.	TAXES

11.1	General

In this Clause:

Qualifying Lender means a Lender which is within the charge to U.K. corporation tax in respect of, and beneficially entitled to, a payment of interest on a Loan made by a person that was a bank for the purposes of section 349 of the Taxes Act (as currently defined in section 840A of the Taxes Act) at the time the Loan was made.

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

Taxes Act means the Income and Corporation Taxes Act 1988.

11.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:

(i)	a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)	an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	Except as provided below, an Obligor is not required to make an increased payment under paragraph (c) above for a Tax Deduction in respect of the tax imposed by the U.K. to a Lender that is not, or has ceased to be, a Qualifying Lender in excess of the amount that the Obligor would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender.

(e)	Paragraph (d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or any published practice or concession of any relevant taxing authority.

(f)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(g)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Except as provided below, the Obligors must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Borrower of the event which will give, or has given, rise to the claim together with reasonable evidence of the loss or liability from such event.

11.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has used that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

11.5	Stamp taxes

The Obligors must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

11.6	Value added taxes

(a)	Any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

12.	INCREASED COSTS

12.1	Increased Costs

Except as provided below in this Clause, the Borrower must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

(b)	compliance with any law or regulation,

made after the date of this Agreement.

12.2	Exceptions

The Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	a tax on the overall net income of a Finance Party or any of its Affiliates; or

(c)	attributable to a Finance Party or its Affiliate wilfully, negligently or recklessly failing to comply with any law or regulation.

12.3	Claims

A Finance Party intending to make a claim for an Increased Cost must notify the Borrower promptly of the circumstances giving rise to, and the amount of, the claim together with reasonable evidence supporting the amount of such claim.

13.	MITIGATION

13.1	Mitigation

(a)	Each Finance Party must, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Borrower must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.	PAYMENTS

14.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in London, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

14.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

14.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in London, as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

14.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in Sterling.

14.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

14.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

14.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

15.	GUARANTEE AND INDEMNITY

15.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all its payment obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever the Borrower does not pay any amount when due under any Finance Document, the Guarantor must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Clause will continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.4	Waiver of defences

The obligations of the Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

15.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Guarantor under this Clause.

15.6	Appropriations

Until all amounts which may be or become payable by the Borrower under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Guarantor under this Clause:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause.

15.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Borrower under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

the Guarantor will not, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower, or exercise any right of set-off as against the Borrower.

The Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

15.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

16.	REPRESENTATIONS

16.1	Representations

The representations set out in this Clause are made by each Obligor to each Finance Party.

16.2	Status

(a)	In the case of the Borrower, it is a limited liability company which is duly incorporated and validly existing under the laws of England & Wales.

(b)	In the case of the Guarantor, it is duly organised, validly existing and in good standing under the laws of the State of Nevada.

(c)	It and (in respect of the Borrower) each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted, except where the failure to do so would not have a Material Adverse Effect.

(d)	In respect of the Guarantor, it and each of its Restricted Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction where the nature and extent of its business and properties require it to be so qualified, except where failure to be so qualified would not have a Material Adverse Effect.

16.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4	Legal validity

Subject to the Reservations and to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

16.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to any member of the Group (other than conflicts which individually or collectively would not have a Material Adverse Effect);

(b)	any member of the Group’s constitutional documents; or

(c)	any material written or oral agreements, contracts, commitments or understandings to which any member of the Group is a party (other than conflicts which individually or collectively would not constitute a Material Adverse Effect).

16.6	No default

(a)	No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	no other event is outstanding which constitutes a default under any material written or oral agreements, contracts, commitments or understandings to which any Obligor is party which could, individually or collectively, have a Material Adverse Effect.

16.7	Authorisations

All authorisations required by it and by each Restricted Subsidiary of the Guarantor in the conduct of its respective business and in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect, except, with respect to the conduct of its business, where the failure to obtain or effect such authorisation will not have a Material Adverse Effect. No defaults under or enforceable adverse limitations on are outstanding in respect of any such authorisations and those authorisations are not subject to any proceedings or claims opposing their issue, development or use or contesting their validity, except for any such circumstance that could not have a Material Adverse Effect.

16.8	Solvency

Each Obligor is Solvent.

16.9	Financial statements

(a)	Its audited financial statements most recently delivered to the Facility Agent (which, in the case of the Obligors at the date of this Agreement, are the Original Financial Statements):

(i)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(ii)	fairly represent (in all material respects) its financial condition (consolidated, if applicable), results of operations, and cash flows, as at the date to which they were drawn up (subject to normal year end adjustments).

(b)	There were no material liabilities, direct or indirect, fixed or contingent as of the date to which the financial statements most recently delivered to the Facility Agent were drawn up which are required under the accounting principles utilised in the preparation of the financial statements to be reflected therein or in the notes thereto, and are not so reflected.

16.10	No material adverse change

As at the date of this Agreement there has been no material adverse change in the consolidated financial condition of the Obligors since the date to which the Original Financial Statements were drawn up.

16.11	Litigation

(a)	No member of the Group is subject to, or aware of the threat of, any litigation, arbitration or administrative proceedings which are reasonably likely to be determined adversely to any member of the Group, and which, if so adversely determined, could (individually or collectively with other litigation, arbitration or administrative proceedings) have a Material Adverse Effect nor are (to the knowledge of the Obligors) any such litigation, arbitration or administrative proceedings pending.

(b)	There are no outstanding orders or judgments for the payment of money in excess of U.S.$25,000,000 or its equivalent (individually or collectively) or any warrant of attachment, sequestration or similar proceeding against the assets of any member of the Group having a value (individually or collectively) of U.S.$25,000,000 or its equivalent or more which is not either:

(i)	stayed on appeal;

(ii)	being contested in good faith by appropriate proceedings diligently conducted, and against which reserves or other provisions required under accounting principles generally accepted in the jurisdiction of the relevant member of the Group have been made.

(c)	There are no formal complaints, suits, claims, investigations or proceedings initiated at or by any governmental authority pending or, to the best of the Obligors’ knowledge, threatened against any member of the Group which is reasonably likely to be adversely determined and, if so adversely determined, could have a Material Adverse Effect nor are any judgments, decrees or orders of any governmental authority outstanding against any Obligor that could have a Material Adverse Effect.

16.12	Full disclosure

(a)	There is no material fact or condition relating to:

(i)	the Finance Documents or

(ii)	the financial condition, business or property of any member of the Group,

which could have a Material Adverse Effect and which has not been disclosed in writing to the Facility Agent.

(b)	All information supplied by any Obligor to any Finance Party in connection with the Finance Documents was, and all such information supplied by any Obligor to any Finance Party in connection with the Finance Documents after the date of this Agreement will be, true and accurate in all material respects or based on reasonable estimates on the date as of which such information is stated or certified.

16.13	Taxes

(a)	As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

(b)	All tax returns of each member of the Group required to be filed have been filed (or extensions have been granted) prior to delinquency, except for any such returns for which the failure to so file could not have a Material Adverse Effect and all Taxes imposed upon each member of the Group which are due and payable have been paid prior to delinquency, other than Taxes:

(i)	that are being contested in good faith by appropriate proceedings diligently conducted, and against which reserves or other provisions required under accounting principles generally accepted in the jurisdiction of the relevant member of the Group have been made; or

(ii)	in respect of which a failure to pay could not have a Material Adverse Effect.

16.14	Stamp duties

As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

16.15	Environmental matters

No Obligor, after reasonable enquiry:

(a)	knows of any environmental condition or circumstance, such as the presence or Release of any Hazardous Materials, on any property presently or previously owned or leased by any member of the Group or to which Hazardous Materials generated by any member of the Group have been taken, that could have a Material Adverse Effect; or

(b)	knows of any violation by any member of the Group of any Environmental Law that could have a Material Adverse Effect; or

(c)	knows that any member of the Group is under any obligations to remedy any violation of any Environmental Law or any Release or threatened Release of any Hazardous Materials that could have a Material Adverse Effect.

16.16	Properties

(a)	The Guarantor and each Restricted Subsidiary has good legal and beneficial title to all its property reflected in the Guarantor’s most recently delivered consolidated financial statements, except for property that is:

(i)	obsolete;

(ii)	has been disposed of in the ordinary course of business or as otherwise permitted by the Finance Documents.

(b)	Except for Security Interests permitted by the Finance Documents, there is no Security Interest on any property of any Obligor.

16.17	Transactions with Affiliates

No Obligor is a party to a transaction with any of its Affiliates, other than transactions on fair and reasonable terms not materially less favourable than such Obligor could obtain or could become entitled to in an arm’s-length transaction with a person or entity that was not its Affiliate.

16.18	Immunity

In the case of the Guarantor:

(a)	the execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

16.19	No adverse consequences

In the case of the Guarantor:

(a)	it is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)	no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

16.20	Jurisdiction/governing law

(a)	In the case of the Guarantor, its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England and New York;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England or in New York will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

16.21	Government Regulations

No member of the Group is subject to regulation under:

(a)	the United States Public Utility Holding Company Act of 1935;

(b)	the Investment Company Act of 1940;

(c)	the United States Federal Power Act of 1920; or

(d)	any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness (other than Regulation T, U and X of the Board of Governors of the Federal Reserve System).

16.22	ERISA

(a)	(i)	No Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA and Section 412 of the Code:

	(i)	Neither the Guarantor nor any of its ERISA Affiliates has:

(A)	incurred a liability which is currently due and remains unpaid under Title IV of ERISA to the PBGC or to a Plan in connection with such Plan; or

(B)	withdrawn in whole or in part from participation in a Multi-employer Plan.

(ii)	The Guarantor has not engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code); and

(iii)	No Reportable Event has occurred which is reasonably likely to result in the termination of a Plan,

if such accumulated funding deficiency, liability, withdrawal, prohibited transaction or Reportable Event is reasonably likely to result (individually or in aggregate) in liability on the part of the Guarantor in excess of U.S.$25,000,000 or its equivalent.

(b)	The present value of all benefit liabilities within the meaning of Title IV of ERISA under each Plan (based on those actuarial assumptions used to fund each Plan) did not, as of the last annual valuation date for the most recent plan year of such Plan, exceed the value of the assets of such Plan, and the total present values of all benefit liabilities within the meaning of Title IV of ERISA of all Plans (based on those actuarial assumptions used to fund each Plan) did not, as of the respective annual valuation dates for the most recent plan year of each such Plan, exceed the value of the assets of all Plans.

16.23	Times for making representations

(a)	The representations set out in this Clause are made by each Obligor on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by each Obligor on the date of each Request and the first day of each Term.

(c)	When a representation in Clause 16.6(a) (No default) is repeated on a Request for a Rollover Loan the reference to a Default will be construed as a reference to an Event of Default.

(d)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

17.	INFORMATION COVENANTS

17.1	Financial statements

(a)	The Guarantor must supply to the Facility Agent in sufficient copies (in electronic form or otherwise) for distribution to the Lenders:

(i)	its audited consolidated financial statements for each of its financial years; and

(ii)	its quarterly unaudited consolidated financial statements for each of its financial quarters (other than the last fiscal quarter of a financial year).

(b)	The Borrower must supply to the Facility Agent in sufficient copies (in electronic form or otherwise) for distribution to the Lenders its audited consolidated financial statements for each of its financial years.

(c)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Guarantor’s audited consolidated financial statements, within one hundred and twenty (120) days;

(ii)	in the case of the Guarantor’s quarterly unaudited financial statements, within forty five (45) days; and

(iii)	in the case of the Borrower’s audited consolidated financial statements, within one hundred and fifty (150) days,

of the end of the relevant financial period.

17.2	Form of financial statements

(a)	Each Obligor must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view (in the case of the Borrower) or (in the case of the Guarantor) presents fairly of, or (in each case, if unaudited) fairly represents in all material respects, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)	If an Obligor or any Finance Party determines that a change in the generally accepted accounting principles and practices applicable to an Obligor from that in effect on that date of this Agreement has altered the treatment of certain financial data to its detriment under this Agreement, then such party may, by written notice to the Facility Agent and the other Parties not later than ten (10) days after the effective date of such change, request renegotiation of the financial covenants affected by such change.

(c)	After notification under paragraph (b) above, the relevant Obligor must enter into discussions with the Lenders and the Facility Agent for a period of not more than 30 days with a view to agreeing any amendments required to be made to the financial covenants affected by any change referred to in paragraph (b) above. Any agreement between an Obligor and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

(d)	If no agreement is reached under paragraph (c) above on the required amendments to this Agreement, the phrase “accounting principles and practices generally accepted in its jurisdiction of incorporation” wherever used in this Agreement shall be construed to mean accounting principles and practices generally accepted in its jurisdiction of incorporation without giving effect to the change that gave rise to the negotiation.

17.3	Compliance Certificate

(a)	The Guarantor must supply to the Facility Agent a Compliance Certificate with each set of its financial statements sent to the Facility Agent under this Agreement.

(b)	A Compliance Certificate must be signed by an authorised signatory of the Guarantor.

17.4	Information - miscellaneous

The Guarantor must supply to the Facility Agent, copies (in electronic form or otherwise) for distribution to the Lenders if the Facility Agent so requests:

(a)	promptly after filing, a copy of each Form 10-K and Form 10-Q filed by or on behalf of the Guarantor with the U.S. Securities and Exchange Commission, and notice of the filing of any Form 8-K by or on behalf of the Guarantor with the U.S. Securities and Exchange Commission;

(b)	promptly upon becoming aware of them, and in any event within three (3) Business Days after becoming aware of them, details of any change in the Moody’s Rating or the S&P Rating;

(c)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which are reasonably likely to be determined adversely to any member of the Group and which, if so determined adversely, could have a Material Adverse Effect; and

(d)	promptly on request, at any time a list of all of its Unrestricted Subsidiaries at that time; and

(e)	promptly on request, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request.

17.5	Inspections

The Obligors shall, upon reasonable notice, allow any Finance Party (at such Finance Party’s expense (except in the case of the Facility Agent if an Event of Default has occurred and is outstanding)) to inspect any of their properties, to review reports, files and other records and to make and take away copies thereof, to conduct tests or investigations and to discuss any of their affairs, conditions and finances with other creditors, directors, officers, employees and independent accountants of the Obligors during reasonable business hours.

17.6	Notification of Default

(a)	Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Facility Agent, the Guarantor must supply to the Facility Agent a certificate, signed by an authorised signatory on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

17.7	Year end

No Obligor may (and the Guarantor shall procure that no Restricted Subsidiary shall) change its fiscal year for book accounting purposes except upon delivery of written notice to the Facility Agent.

17.8	Use of websites

(a)	Except as provided below, the Obligors may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and the Lender agree;

(ii)	the Borrower and the Facility Agent designate an electronic website for this purpose;

(iii)	the Borrower notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Borrower and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Borrower must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within ten Business Days of request by any other Lender, if that Lender so requests.

(c)	The Borrower must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, the Borrower must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

17.9	Know your customer requirements

Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements which are required to be complied with under any money laundering provisions in force at that date.

18.	FINANCIAL COVENANTS

18.1	Interpretation

(a)	An accounting term used in this Clause (or in the underlying definitions) is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	No item must be credited or deducted more than once in any calculation under this Clause.

18.2	Leverage Ratio

The Guarantor shall not permit the Leverage Ratio (expressed as a per cent.), as at the last day of any financial quarter of the Guarantor, to be greater than fifty-five per cent. (55%).

18.3	Interest Coverage Ratio

The Guarantor shall not permit the Interest Coverage Ratio, as of the last day of any financial quarter of the Guarantor, to be less than 2:1.

18.4	Minimum Tangible Net Worth

The Guarantor shall not permit Consolidated Tangible Net Worth, as of any date, to be less than the sum of:

(a)	U.S.$2,210,538,000; and

(b)	fifty per cent. (50%) of the amount of Net Proceeds from any Equity Issuance occurring on or after 31st March, 2004; and

(c)	fifty per cent. (50%) of the Cumulative Consolidated Net Income.

18.5	Recourse Debt of Unrestricted Subsidiaries

The Guarantor shall procure, in accordance with the procedure set out in the Guarantor’s Facility Agreement, that the aggregate of the Recourse Debt of all of the Unrestricted Subsidiaries of the Guarantor (on a consolidated basis in accordance with accounting principles and practices generally accepted in the Guarantor’s jurisdiction of incorporation), does not exceed, at any time, the greater of:

(a)	twenty-five per cent. (25%) of Consolidated Debt Outstanding; or

(b)	$750,000,000 or its equivalent.

19.	GENERAL COVENANTS

19.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that each of its Subsidiaries performs that covenant.

19.2	Authorisations

Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

19.3	Maintenance of existence, assets and business

Except as permitted by Clause 19.12 (Mergers), each member of the Group shall at all times:

(a)	maintain its existence and (if applicable) good standing in the jurisdiction of its incorporation and its authority to transact business in all other jurisdictions where the failure to so maintain could have a Material Adverse Effect;

(b)	maintain all licenses, permits and franchises necessary for its business where the failure to so maintain could have a Material Adverse Effect;

(c)	keep all of its assets which are useful in or necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof where the failure to do so could have a Material Adverse Effect; and

(d)	do all things necessary to obtain, renew, extend and continue in effect all authorisations which may at any time be necessary for any member of the Group to operate its business in compliance with all applicable laws and regulations where the failure to so obtain, renew, extend or continue in effect could have a Material Adverse Effect.

19.4	Compliance with laws and documents

(a)	Each member of the Group must comply in all respects with:

(i)	all laws to which it is subject; and

(ii)	any material written or oral agreement, contract, commitment or understanding to which it is a party,

unless the failure to so comply does not have a Material Adverse Effect.

(b)	No member of the Group shall violate the provisions of its constitutional documents or modify, repeal, replace or amend any provision of its constitutional documents, if such action could materially and adversely affect the rights of any Finance Party under the Finance Documents.

19.5	Taxes

Each Obligor shall:

(a)	promptly pay when due any and all Taxes other than Taxes where failure to pay would not have a Material Adverse Effect or the applicability, amount or validity of which is being contested in good faith by appropriate proceedings diligently conducted, and against which reserves or other provisions have been made and in respect of which levy and execution of any lien securing the same have been and continue to be stayed; and

(b)	notify the Facility Agent immediately if any taxing authority commences or notifies any Obligor of its intention to commence an audit or investigation with respect to any Taxes of any kind due or alleged to be due from any Obligor to the extent that failure to pay such Taxes would have a Material Adverse Effect.

19.6	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.7	Transactions with Affiliates

No Obligor shall enter into any transaction with any of its Affiliates other than transactions upon fair and reasonable terms not materially less favourable to that Obligor than it could obtain or could become entitled to in an arm’s-length transaction with a person or entity that was not its Affiliate.

19.8	Negative pledge

(a)	Except as provided below, neither the Borrower, the Borrower’s Subsidiaries, the Guarantor nor any Restricted Subsidiary may create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any Security Interest listed in Schedule 6 (Existing Security) except to the extent the principal amount secured by that Security Interest exceeds the amount stated in that Schedule;

(ii)	any Security Interest comprising a netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security Interest arising out of retention of title provisions in a supplier’s standard conditions of supply of goods;

(v)	any Security Interest securing consideration payable by any member of the Group incorporated in England and Wales under a Deferred Purchase Agreement the amount of which (when aggregated with the amount of any other consideration which has the benefit of a Security Interest allowed under this sub-paragraph (v)) does not exceed £40,000,000 or its equivalent in any other currency;

(vi)	any Security Interest on an asset, or an asset of any person, acquired by any member of the Group after the date of this Agreement but only for the period of 6 months from the date of acquisition and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(vii)	any Security Interest entered into pursuant to a Finance Document;

(viii)	pledges or deposits made to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, pensions or other social security programmes;

(ix)	good-faith pledges or deposits made to secure performance of bids, tenders, insurance or other contracts (other than for the repayment of borrowed money), or leases or to secure statutory obligations, surety or appeal bonds or indemnity, performance or other similar bonds in each case to the extent that such Security Interest arises in the ordinary course of trading;

(x)	Security Interests consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which impair in any material respect the use of such property by the member of the Group in question in the operation of its business, and none of which is violated by existing or proposed structures or land use;

(xi)	Security Interests in favour of mortgagees or landlords arising solely by operation of law, on fixtures and movable property located on premises leased in the ordinary course of business;

(xii)	the following, so long as the applicability, amount or validity of which is being contested in good faith by appropriate proceedings diligently conducted and against which reserves or other provisions have been made, levy and execution thereon have been stayed and continue to be stayed, and they do not in aggregate materially detract from the value of the property in question, or materially impair the use thereof in the operation of its business:

any claim or Security Interest:

(A)	for Taxes (other than those relating to Environmental Laws or ERISA);

(B)	upon, (including in this case defects of title to), real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; and

(C)	of mechanics, materialmen, warehousemen, carriers and landlords or other similar Security Interests;

(xiii)	Security Interests in cash collateral securing letters of credit under a Letter of Credit and Reimbursement Agreement dated 16th July, 2004 (as amended, supplemented or replaced from time to time) between the Guarantor, Bank of America and certain other parties as lenders;

(xiv)	Security Interests in favour of an Obligor;

(xv)	Security Interests in assets or properties acquired with Financial Indebtedness securing only such Financial Indebtedness;

(xvi)	Security Interests on any property or asset of any person existing at the time such person becomes a Subsidiary of or is merged or consolidated with or into the Guarantor or any Restricted Subsidiary or at the time such property or asset is acquired from such other person, other than any Security Interest placed on any property or asset of such person in contemplation of such acquisition, merger or consolidation;

(xvii)	Security Interests securing non-recourse Financial Indebtedness incurred in connection with industrial revenue or similar financing;

(xviii)	Security Interests for current Taxes not yet due;

(xix)	any other Security Interest securing indebtedness or other obligations the amount of which (when aggregated with the amount of any other indebtedness or other obligations which has the benefit of a Security Interest not allowed under the preceding sub-paragraphs) is U.S.$25,000,000 (or its equivalent) or less at any time; or

(xx)	any renewals, extensions or refinancings (but not increases in the principal amount thereof) of any of the forgoing permitted Security Interests.

19.9	Lending and guarantees

The Borrower may not (and the Guarantor shall procure that Centex Development Company UK Limited does not):

(a)	make any loans or any form of credit available to any member of the Group other than Centex Development Company UK Limited or a Subsidiary of Centex Development Company UK Limited; or

(b)	give any guarantee or indemnity to or for the benefit of any person in respect of any indebtedness of any member of the Group other than Centex Development Company UK Limited or a Subsidiary of Centex Development Company UK Limited.

19.10	Disposals

(a)	Except as provided below, no member of the Group other than an Unrestricted Subsidiary may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or substantially all of its assets.

(b)	Paragraph (a) does not apply to any disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	to the Guarantor or to another Restricted Subsidiary; or

(iv)	where the market value (when aggregated with the market value for any other disposal not allowed under the preceding sub-paragraphs) does not exceed U.S.$100,000,000 (or its equivalent) in any financial year of the Guarantor.

19.11	Change of business

The Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, permit or suffer to exist any material change (on a consolidated basis) in the type of businesses in which it is engaged from the businesses (on a consolidated basis) of the Group as conducted on the date of this Agreement.

19.12	Mergers

(a)	The Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, merge or consolidate with any other person.

(b)	The Guarantor shall not, and shall not permit any Restricted Subsidiary to, liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

(c)	The Guarantor shall not, and shall not permit any Restricted Subsidiary to, sell, assign, lease, transfer or otherwise dispose of the Stock of any other Restricted Subsidiary.

(d)	Paragraph (a) does not apply to:

(i)	mergers or consolidations involving the Guarantor if the Guarantor is the surviving entity;

(ii)	mergers or consolidations among any Subsidiaries of the Guarantor provided that:

(iii)	no Default is outstanding or would arise as a result of that merger or consolidation; and

(iv)	in any merger involving a Restricted Company, a Restricted Company is the surviving entity.

(e)	Paragraph (b) does not apply to liquidations, winding ups or dissolutions incidental to mergers or consolidations permitted under this Clause.

(f)	Paragraph (c) does not apply to sales, assignments, leases, transfers or other such dispositions to another member of the Group.

(g)	Paragraphs (a), (b) and (c) shall not apply to mergers, consolidations, liquidations, winding ups or dissolutions of any member of the Group or the sale, assignment, lease, transfer, or other disposal of the Stock of any member of the Group provided that:

(i)	no Default is outstanding or would result from such merger, consolidation, liquidation, winding up or dissolution or the sale, assignment, lease, transfer or other disposal of such Stock; and

(ii)	after giving effect thereto, the character of the business of the Guarantor and the Restricted Subsidiaries, on a consolidated basis, will not be materially changed; and

(iii)	the assets, annual revenues and annual net income (in each case determined in accordance with generally accepted accounting principles in the relevant Subsidiary’s jurisdiction) of the affected Subsidiary is U.S.$100,000,000 (or its equivalent) or less.

19.13	ERISA

(a)	The Guarantor shall not, directly or indirectly:

(i)	engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Tax Code);

(ii)	incur any “accumulated funding deficiency” (as defined in Section 302 of ERISA);

(iii)	permit any Plan to be subject to involuntary termination proceedings pursuant to Title IV of ERISA; or

(iv)	fully or partially withdraw from any Multi-employer Plan,

if such prohibited transaction, accumulated funding deficiency, termination proceeding or withdrawal would result individually or in aggregate in liability on the part of the Guarantor in excess of U.S.$25,000,000 (or its equivalent).

19.14	Government regulations

The Guarantor shall not, and shall not permit any Restricted Subsidiary to, conduct its business in such a way that it will become subject to regulation under:

(a)	the U.S. Investment Company Act of 1940; or

(b)	the U.S. Public Utility Holding Company Act of 1935.

19.15	Restricted Parties

Each Obligor agrees:

(a)	not to receive any funds from a Restricted Party and, in any case, to exclude any funds derived from any Restricted Party or from any person or entity involved in the violation of any Anti-Terrorism Law from being used to pay debt service or any other amounts owing under the Finance Documents; and

(b)	to indemnify the Finance Parties for any costs incurred by any of them as a result of any violation of an Anti-Terrorism Law by any Obligor or any Affiliates of any Obligor.

19.16	Environmental matters

(a)	Each member of the Group must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	Each Obligor must promptly notify the Facility Agent of the receipt by any member of the Group of notice of any violation or alleged violation of any Environmental Law, which violation or alleged violation could, individually or collectively with such other violations or allegations, reasonably be expected to have a Material Adverse Effect.

19.17	Insurance

(a)	Each member of the Group shall maintain with financially sound, responsible and reputable insurance companies or associations insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.

(b)	At the request of the Facility Agent each Obligor shall deliver to the Facility Agent evidence of insurance or each policy of insurance and evidence of payment of all premiums.

20.	DEFAULT

20.1	Events of Default

(a)	Each of the events set out in this Clause is an Event of Default.

(b)	In this Clause:

Permitted Transaction means:

(i)	an intra-Group re-organisation on a solvent basis of a member of the Group which is not an Obligor; or

(ii)	any other transaction agreed to by the Majority Lenders.

20.2	Non-payment

(a)	An Obligor does not pay on the due date any amount of principal payable by it under the Finance Documents in the manner required under the Finance Documents.

(b)	An Obligor does not pay on the due date any amount payable by it under the Finance Documents (other than the amounts referred to in paragraph (a) above) within five days of the due date.

20.3	Breach of other obligations

(a)	An Obligor does not comply with any term of Clauses 17.1 (Financial statements) to Clause 17.6 (Notification of Default) (inclusive); or

(b)	an Obligor does not comply with any term of Clause 18 (Financial covenants), 19.4(b) (Compliance with laws and documents), 19.8 (Negative pledge), 19.9 (Lending, dividends and guarantees), 19.10 (Disposals), 19.11 (Change of business), 19.12 (Mergers), 19.13 (ERISA) or 19.14 (Government regulations), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within ten (10) days of the earlier of:

(A)	the Facility Agent giving notice to the Borrower; and

(B)	the relevant Obligor acquiring actual knowledge of the non-compliance.

(c)	an Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause or in Clause 20.2 (Non-payment), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within thirty (30) days of the earlier of:

(A)	the Facility Agent giving notice to the Borrower; and

(B)	the relevant Obligor acquiring actual knowledge of the non-compliance.

20.4	Misrepresentation

A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect in any material respect when made or deemed to be repeated unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within twenty one (21) days of the earlier of:

(i)	the Facility Agent giving notice to the Borrower; and

(ii)	that Obligor acquiring actual knowledge of the misrepresentation.

20.5	Cross-default

Any of the following occurs in respect of the Borrower, the Borrower’s Subsidiaries, the Guarantor or its Restricted Subsidiaries:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described) which has not been waived,

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a)-(b) above (whether individually or collectively) is U.S.$25,000,000 (or its equivalent) or less.

20.6	Insolvency

Any of the following occurs in respect of the Borrower:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

(e)	a moratorium is declared in respect of any of its indebtedness.

If a moratorium occurs in respect of the Borrower, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

20.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of the Borrower:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction; or

(ii)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within twenty eight (28) days.

20.8	Judgments and Attachments

The Guarantor or any Restricted Subsidiary fails, within sixty (60) days of the entry, to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of U.S. $25,000,000 (or its equivalent), whether individually or collectively, or any warrant of attachment, sequestration or similar proceeding against the Guarantor’s or any Restricted Subsidiary’s assets having a value (individually or collectively) of U.S.$25,000,000 (or its equivalent), in each case, which is not stayed on appeal.

20.9	Cessation of business

An Obligor ceases, or threatens to cease, to carry on business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

20.10	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect in any material respect (other than in accordance with its terms) or be declared to be null and void or the validity or enforceability of any Finance Document be contested by any Obligor or any Obligor shall deny in writing that it has any or any further liability or obligations under any Finance Document to which it is a Party.

20.11	Change of control

A Borrower Change of Control or a Guarantor Change of Control occurs.

20.12	Debtor relief

(a)	In this Clause:

U.S. Bankruptcy Law means the United States Bankruptcy Code of 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

(b)	The Guarantor or any Restricted Subsidiary:

(i)	shall not be Solvent;

(ii)	fails to pay its Financial Indebtedness generally as it becomes due;

(iii)	makes an assignment for the benefit of creditors;

(iv)	voluntarily seeks, consents to, or acquiesces in the benefit of any U.S. Bankruptcy Law other than as a creditor or claimant; or

(v)	becomes a party to or is made the subject of any proceeding provided for by any U.S. Bankruptcy Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the rights of any Finance Party under the Finance Documents (unless, in the event such proceedings are involuntary, the petition instituting the same is dismissed within sixty (60) days after its filing without the entry of an order for relief or the appointment of a receiver) or an order of relief or judgment is entered in, or a receiver or similar officer is appointed pursuant to, any such proceeding.

20.13	ERISA

(a)	A Reportable Event, or a failure to make a required instalment or other payment (within the meaning of Section 412(n)(1) of the Code), occurs with respect to a Plan that is reasonably expected to result in liability of the Guarantor to the PBGC or to a Plan in an aggregate amount exceeding U.S.$25,000,000 (or its equivalent); or

(b)	The Guarantor or any of its ERISA Affiliates has provided to any affected party a sixty (60) day notice of intent to terminate a Plan pursuant to a distress termination in accordance with Section 4041(c) of ERISA if the liability reasonably expected to be incurred as a result of such termination will exceed U.S.$25,000,000 (or its equivalent); or

(c)	A trustee is appointed by a United States district court to administer any Plan pursuant to Section 4042(b) of ERISA; or

(d)	The PBGC institutes proceedings (including giving notice of intent thereof) to terminate any Plan if such termination proceeding is reasonably expected to result in liability on the part of the Guarantor in excess of U.S.$25,000,000 (or its equivalent); or

(e)	The Guarantor or any of its ERISA Affiliates is notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability (within the meaning of Section 4201 of ERISA) to such Multiemployer Plan and:

(i)	neither the Guarantor nor any of its ERISA Affiliates has reasonable grounds for contesting such withdrawal liability or is not contesting such withdrawal liability in a timely and appropriate manner; and

(ii)	the amount of such withdrawal liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with withdrawal liabilities (determined as of the date or dates of such notification), exceeds U.S.$25,000,000;

(f)	The Guarantor or any of its ERISA Affiliates is notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Guarantor or any of its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated, have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding U.S.$25,000,000.

20.14	Acceleration

(a)	If an Event of Default described in Subclause 20.12 (Debtor relief) occurs, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable.

(b)	If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Borrower:

(i)	cancel all or any part of the Total Commitments; and/or

(ii)	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

21.	THE ADMINISTRATIVE PARTIES

21.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

21.2	Role of the Joint Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Joint Mandated Lead Arrangers have no obligations of any kind to any other Party in connection with any Finance Document.

21.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

21.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

21.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

21.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

21.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

21.8	Exclusion of liability

(a)	The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	(i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

	(i)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

21.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or a Joint Mandated Lead Arranger) under this Agreement,

it must promptly notify the other Finance Parties.

21.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

21.11	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

21.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

21.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties and the Borrower, in which case the Majority Lenders with the consent of the Obligors (such consent not to be unreasonably withheld or delayed) may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Borrower prior to the appointment. Any successor Facility Agent must have an office in the U.K.

(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

21.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

21.15	Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

21.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

22.	EVIDENCE AND CALCULATIONS

22.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

22.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, prima facie evidence of the matters to which it relates.

22.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

23.	FEES

23.1	Facility Agent’s fee

The Borrower must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Borrower.

23.2	Commitment fee

(a)	The Borrower must pay a commitment fee computed at the rate of 0.22 per cent. per annum on the undrawn, uncancelled amount of each Lender’s Commitment.

(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

23.3	Participation Fee

The Borrower must pay to the Facility Agent for each Lender a Participation Fee in the amount and manner described in the Fee Letter between the Facility Agent and the Borrower.

23.4	Co-ordination/Book-runner’s fee

The Borrower must pay to the Book-runner for its own account a co-ordination/book-runner’s fee in the manner agreed in the Fee Letter between the Book-runner and the Borrower.

24.	INDEMNITIES AND BREAK COSTS

24.1	Currency indemnity

(a)	The Borrower must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

24.2	Other indemnities

(a)	The Borrower must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.

The Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(b)	The Borrower must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

(c)	The Borrower shall indemnify and hold harmless each Finance Party and their respective Affiliates, directors, officers, employees, counsel, agents, and attorneys-in-fact (collectively, Indemnitees) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, and disbursements (including all reasonable fees, expenses and disbursements of any law firm or other external counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with:

(i)	any Commitment, Loan, or the use or proposed use of the proceeds of any of them; or

(ii)	any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by any Obligor, or any liability under Environmental Law related in any way to any Obligor; or

(iii)	any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory (including any investigation of, preparation for, or defence of any pending or threatened claim, investigation, litigation, or proceeding) and regardless of whether any Indemnitee is a party thereto (together, the Indemnified Liabilities).

(d)	The indemnity set out in paragraph (c) above shall apply in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands actions, judgments, suits, costs, expenses, or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgement to have resulted from the gross negligence, bad faith, or wilful misconduct of such Indemnitee.

(e)	No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Obligor or Indemnitee have any liability for any indirect, punitive, or consequential damages relating to this Agreement or any Finance Document or arising out of its activities in connection herewith or therewith. All amounts due under this Clause shall be payable within ten (10) Business Days after demand therefor. The obligations set out in this Clause shall survive the resignation of the Facility Agent, the replacement of any Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of the Loans.

24.3	Break Costs

(a)	The Borrower must pay to each Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the Borrower details of the amount of any Break Costs claimed by it under this Subclause.

25.	EXPENSES

25.1	Initial costs

The Borrower must pay to each Administrative Party the amount of all out-of-pocket costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

25.2	Subsequent costs

The Borrower must pay to the Facility Agent the amount of all out-of-pocket costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

25.3	Enforcement costs

The Borrower must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

26.	AMENDMENTS AND WAIVERS

26.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Guarantor and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

26.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor other than in accordance with the terms of this Agreement (including any release of the Guarantor);

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)	this Clause

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Borrower.

26.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) determines is necessary to reflect the change.

26.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

27.	CHANGES TO THE PARTIES

27.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

27.2	Assignments and transfers by Lenders

(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank (the New Lender).

(b)	The consent of the Borrower and the Guarantor is required for any assignment or transfer unless the New Lender is another Lender or (if a bank) an Affiliate of a Lender or an Event of Default is outstanding. The consent of the Borrower and the Guarantor must not be unreasonably withheld or delayed. The Borrower and the Guarantor will be deemed to have given its consent ten Business Days after the Borrower and the Guarantor are given notice of the request unless it is expressly refused by the Borrower and the Guarantor within that time.

(c)	Neither the Borrower nor the Guarantor may withhold its consent solely because the assignment or transfer might increase the Mandatory Cost.

(d)	The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(e)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with the following provisions of this Clause; or

(ii)	the New Lender confirms to the Facility Agent and the Borrower in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(f)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

27.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of £1,000.

27.4	Procedure for transfer by way of novations

(a)	In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

(e)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

27.5	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

27.6	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstance giving rise to the Tax Payment, an Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

27.7	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below;

(vii)	to another Obligor; or

(viii)	with the agreement of the relevant Obligor.

(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

29.	SET-OFF

Following the occurrence of an Event of Default, a Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	PRO RATA SHARING

30.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

30.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

30.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

31.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

32.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.	NOTICES

33.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax, e-mail or any other electronic communication approved by the Facility Agent; or

(ii)	if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

33.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Guarantor for this purpose are:

Address:	Centex Corporation
2728 N.Harwood
Dallas, Texas
75201 – 1516.
Fax number:	214-981-6858
E-mail:	gpeck@centex.com
Attention:	Gail M.Peck, Vice President and Treasurer

(c)	The contact details of the Borrower for this purpose are:

Address:	Centex Development Funding Company UK Limited
3rd Floor, Meirion House
18-28 Guildford Road
Woking
Surrey GU22 7QF
Fax number:	01483 775 909
E-mail:	stanley.jackson@centex.co.uk
Attention:	Stanley Jackson, Finance Director

(d)	The contact details of the Facility Agent for this purpose are:

Address:	2 1/2 Devonshire Square,
London EC2
Fax number:	020 7615 7673
E-mail:	terry.mcdaniel@rbs.co.uk
Attention:	Loans Admin

(e)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

33.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

33.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor must be sent to each Obligor.

34.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

35.	GOVERNING LAW

This Agreement is governed by English law.

36.	ENFORCEMENT

36.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	Notwithstanding paragraph (a) above, any New York State court or Federal court sitting in the City and County of New York City also has jurisdiction to settle any dispute in connection with any Finance Document.

(c)	The English courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(d)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

36.2	Service of process

(a)	The Guarantor irrevocably appoints the Borrower as its agent under the Finance Documents for service of process in any proceedings before the English courts and the Borrower hereby accepts such appointment.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

36.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

36.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

37.	COMPLETE AGREEMENT

The Finance Documents contain the complete agreement between the Parties on the matters to which they are related and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lender	Commitments

THE ROYAL BANK OF SCOTLAND PLC	£50,000,000

LLOYDS TSB BANK PLC	£50,000,000

J.P. MORGAN CHASE BANK, N.A.	£35,000,000

BNP PARIBAS, LONDON BRANCH	£35,000,000

Total Commitments	£170,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

TO BE DELIVERED BEFORE THE FIRST REQUEST

Guarantor

1.	A certified copy of the Guarantor’s articles or certificate of incorporation, by laws, organisational documents or such other documents as govern the Guarantor’s formation, organisation and management.

2.	Resolutions of its Board of Directors (or of the Executive Committee of the Board of Directors upon delivery of resolutions of the Board of Directors authorising such action by an Executive Committee) approving and authorising the execution, delivery and performance of the Finance Documents to which the Guarantor is a party.

3.	A specimen of the signature of each person authorised on behalf of the Guarantor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

Borrower

4.	A copy of the constitutional documents of the Borrower.

5.	A copy of a resolution of the board of directors of the Borrower approving the terms of, and the transactions contemplated by, this Agreement.

6.	A specimen of the signature of each person authorised on behalf of the Borrower to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

7.	A certificate of an authorised signatory of the Borrower:

(a)	confirming that utilising the Total Commitments in full would not breach any limit binding on any Obligor; and

(b)	certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

Legal opinions

1.	A legal opinion of Allen & Overy LLP, legal advisers in England to the Book-runner and the Facility Agent, addressed to the Finance Parties.

2.	A legal opinion of Kummer Kaempfer Bonner & Renshaw, legal advisers in Nevada to the Book-runner and the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that all fees and expenses then due and payable from the Borrower under this Agreement have been or will be paid by the first Utilisation Date.

2.	Evidence that the Existing Indebtedness will be prepaid and cancelled in full on or by the first Utilisation Date.

3.	Evidence that any Security Interest granted by the any Obligor to secure the Existing Indebtedness will be released on the first Utilisation Date.

4.	A certified copy of the Guarantor’s Facility Agreement.

SCHEDULE 3

FORM OF REQUEST

To:	[AGENT] as Facility Agent

From:	[ ]

Date:	[ ]

CENTEX DEVELOPMENT FUNDING COMPANY UK LIMITED £170,000,000 Credit
Agreement
dated [            ] February, 2005 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a Loan on the following terms:

(a) Utilisation Date: [ ]

(b) Amount: [ ]

(c) Term: [ ].

3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

By:

CENTEX DEVELOPMENT FUNDING COMPANY UK LIMITED

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.	General

(a)	The Mandatory Cost is to compensate a Lender for the cost of compliance with:

(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii)	the requirements of the European Central Bank.

(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)	The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of a Term (or as soon as possible after then).

(d)	The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

(e)	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.	For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

AB + C(B – D) + E x 0.01
per cent. per annum
100 – (A + C)

where on the day of application of the formula:

A	is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is the percentage rate of LIBOR for the relevant Term;

C	is the percentage (if any) of that Lender’s eligible liabilities which the Bank of England requires it to place as an interest bearing special deposit;

D	is the percentage rate per annum payable by the Bank of England on interest bearing special deposits; and

E	is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

	(i)	eligible liabilities and special deposit(s) have the meanings given to them at the time of application of the formula pursuant to the Bank of England Act 1988 or (as appropriate) by the Bank of England;

	(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

	(iii)	fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

	(iv)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c)	(i)	In the application of the formula, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

	(ii)	Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(d)	If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)	Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Facility Agent reasonably requires for that purpose.

Each Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.

(f)	The percentages of each Lender for the purposes of A and C above and the rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs (d) and (e) above. Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender’s obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(g)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender’s share in all Loans made from that Facility Office) complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.	Changes

(a)	The Facility Agent may, after consultation with the Borrower and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:

(i)	any change in law or regulation; or

(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

(b)	If the Facility Agent, after consultation with the Borrower, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[AGENT] as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

CENTEX DEVELOPMENT FUNDING COMPANY UK LIMITED £170,000,000 Credit
Agreement
dated [            ] February, 2005 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	[The Lender is a U.K. Non-Bank Lender][1].

5.	This Transfer Certificate is governed by English law.

[1]	Include if applicable.

THE SCHEDULE

Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [            ].

[AGENT]

By:

SCHEDULE 6

EXISTING SECURITY

Member of the Group	Details of security	Maximum principal
creating security		amount secured

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

DATE:	[●]
SUBJECT PERIOD:	[●] ended [●]
FACILITY AGENT:	[AGENT]
BORROWER:	Centex Development Funding Company UK Limited

This certificate is delivered under the Credit Agreement dated [●] February, 2005 as amended, modified, supplemented, or restated from time to time (the Credit Agreement), between the Borrower, the Facility Agent, and the Lenders (all as defined in the Credit Agreement).

Capitalised terms used in the Credit Agreement shall, unless defined in this certificate, shall have the meanings when used in this certificate.

The undersigned certifies that:

(a)	the undersigned is a Responsible Officer of the Guarantor in the position(s) set out under the signature below;

(b)	the Financial Statements attached to this certificate were prepared in accordance with generally accepted accounting principles in the U.S., and present fairly in all material respects the consolidated financial condition and results of operations of the Guarantor as of, and for the [three, six, or nine months, or fiscal year] ended on, [●] (the Subject Period) (subject only to normal year-end audit adjustments);

(c)	a review of the activities of the Guarantor during the Subject Period has been made under my supervision with a view to determining whether, during the Subject Period, the Guarantor has kept, observed, performed, and fulfilled all of its obligations under the Finance Documents, and during the Subject Period, (i) the Guarantor kept, observed, performed, and fulfilled each and every covenant and condition of the Finance Documents (except for the deviations, if any, set forth on Annex A to this certificate) in all material respects, and (ii) no Default has occurred which has not been cured or waived (except the Defaults, if any, described on Annex A to this certificate);

(d)	the status of compliance by the Guarantor with Clause 18 (Financial Covenants) of the Credit Agreement at the end of the Subject Period is as set forth on Annex B to this certificate.

[Signature of Responsible Officer of Borrower]

By: ..............................................................................
Name: .........................................................
Title: ...........................................................

ANNEX A TO COMPLIANCE CERTIFICATE

DEVIATIONS FROM FINANCE DOCUMENTS/
DEFAULTS

(If none, so state.)

ANNEX B TO COMPLIANCE CERTIFICATE
(Centex Corporation)

Status of Compliance with Clause 18 (Financial Covenants) of the Credit Agreement2

The Guarantor shall provide to Facility Agent (for the benefit of Lenders) detailed calculations, in form and substance reasonably acceptable to Facility Agent, demonstrating compliance with the following covenants:

Clause 18.2   Leverage Ratio

Clause 18.3   Interest Coverage Ratio

Clause 18.4   Minimum Tangible Net Worth

Clause 18.5   Recourse Debt of Unrestricted Subsidiaries.

[2]	All as more particularly determined in accordance with the terms of the Credit Agreement, which control in the event of conflicts with this forms.

SIGNATORIES

Borrower

CENTEX DEVELOPMENT FUNDING COMPANY UK LIMITED

By:	STANLEY JACKSON

ROBERT WOOD

Guarantor

CENTEX CORPORATION

By:	GAIL M. PECK, VICE PRESIDENT AND TREASURER

Book-runner

THE ROYAL BANK OF SCOTLAND PLC

By:	JOHN HARE

Joint Mandated Arrangers

THE ROYAL BANK OF SCOTLAND PLC

By:	JOHN HARE

LLOYDS TSB BANK PLC

By:	SIMON DENTON

Original Lenders

THE ROYAL BANK OF SCOTLAND PLC

By:	PAUL DAVEY

LLOYDS TSB BANK PLC

By:	RICHARD HEATH

JP MORGAN CHASE BANK, N.A.

By:	DAVID HOWARD, VICE PRESIDENT

BNP PARIBAS, LONDON BRANCH

By:	STEVE DURANTI, RELATIONSHIP MANAGER

ANN RIX, RELATIONSHIP MANAGER

Facility Agent

THE ROYAL BANK OF SCOTLAND PLC

By:	JOHN HARE